Exhibit 99.1

Potlatch Corporation 601 W. First Ave., Suite 1600 Spokane, WA 99201 509.835.1500 www.potlatchcorp.com

News Release

For immediate release:

Contact:	(Investors)	(Media)
	Eric Cremers	Mark Benson
	509-835-1521	509-835-1513

Potlatch Reports Third Quarter 2011 Results

SPOKANE, Wash — October 24, 2011 — Potlatch Corporation (NASDAQ:PCH) today reported financial results for the third quarter ended September 30, 2011.

“Each of our business segments posted improved results during the third quarter compared to the same period a year ago,” said Michael Covey, chairman, president and chief executive officer of Potlatch Corporation. “Total harvest volume and pricing was higher due to strong demand in our Northern region. This strength was partially offset by continued weak demand for sawlogs in our Southern region that impacted harvest volumes and prices and led to the deferral of some of our planned harvest in Arkansas during the second quarter. We did receive some benefit from increased thinning operations in our Southern pine plantations, which generated higher sales of pine pulpwood. In our Wood Products business, prices for wood products declined modestly over the quarter, but were offset by increased lumber shipments. Our Real Estate segment recorded solid results, completing 33 land sales transactions during the quarter,” concluded Mr. Covey.

Q3 2011 FINANCIAL SUMMARY

•

Net earnings for the quarter were $25.6 million, or $0.63 per diluted common share, compared to $18.1 million, or $0.45 per diluted common share for Q3 2010. Included in Q3 2010 results was a non-strategic timberland sale of approximately 41,700 acres in Wisconsin and Arkansas for $28.7 million, which provided $0.12 of positive EPS impact.

•	Cash provided by operating activities from continuing operations was $33.9 million for Q3 2011 compared to $51.6 million for Q3 2010.

Q3 2011 BUSINESS PERFORMANCE

Resource

The Resource segment posted strong results for the third quarter, which is seasonally the Northern region’s strongest production quarter. Operating income for the segment was $25.6 million, compared to $7.5 million in Q2 2011 and $24.3 million in Q3 2010.

Northern Region

•

Total fee harvest volume for the Northern region for Q3 2011 was more than three times greater than Q2 2011, due to normal seasonality, the shift of a portion of the harvest from the Southern region to the Northern region to capture better pricing opportunities, and the late spring break-up in Idaho that pushed some Q2 2011 volume into Q3 2011. Total fee harvest volume for Q3 2011 increased 15 percent over Q3 2010, primarily due to the shift of a portion of the harvest to the Northern region and increased demand for pulpwood in the Pacific Northwest resulting from a shortage of residual chips.

•

Sawlog harvest volume more than tripled in Q3 2011 over Q2 2011 due to the factors mentioned above. Sawlog prices increased 5 percent sequentially, driven by a general improvement in demand for all sawlog species in Q3 2011 coupled with a mix improvement that included more Idaho sawlogs.

•

Sawlog volume increased 13 percent in Q3 2011 over Q3 2010 as a result of a shift of a portion of the harvest from the Southern region to the Northern region to capture better pricing opportunities. Sawlog prices increased 7 percent year-over-year.

•

Pulpwood volume more than tripled in Q3 2011 over Q2 2011 driven by normal seasonality and the effect of the late spring break-up in Idaho in Q2 2011. Pulpwood prices increased 4 percent in Q3 2011 over Q2 2011, primarily due to increased demand for pulpwood in the Pacific Northwest resulting from a shortage of residual chips, as well as the higher valued pulp species harvested in Q3 2011 in Minnesota.

•

Pulpwood volume and prices increased 41 percent and 13 percent, respectively, in Q3 2011 over Q3 2010 due to increased demand for pulpwood in the Pacific Northwest resulting from a shortage of residual chips and better market conditions in Minnesota.

Southern Region

•

Total fee harvest volume for the Southern region increased 33 percent in Q3 2011 over Q2 2011 as a result of an increase in pine plantation thinnings and the Q2 2011 deferral of a portion of the Southern region harvest. Total fee harvest volume increased 2 percent in Q3 2011 over Q3 2010 as a result of the plantation thinnings.

•

Sawlog volume increased 39 percent in Q3 2011 over Q2 2011 due to the harvest deferral of pine sawlogs and chip-n-saw logs in Q2 2011. Sawlog prices increased 1 percent in Q3 2011 over Q2 2011 driven by a higher mix of hardwood sawlogs in Q3 2011.

•	Sawlog volume and prices decreased 12 percent and 8 percent in Q3 2011 from Q3 2010, respectively, due to weak demand for pine sawlogs.

•

Pulpwood volume increased 27 percent in Q3 2011 over Q2 2011 due to an increase in thinning operations in our pine plantations, however, widespread availability of fiber in the region caused pulpwood prices to decrease 2 percent in Q3 2011 from Q2 2011.

•	Pulpwood volume increased 19 percent in Q3 2011 over Q3 2010 as a result of the thinning operations mentioned above, while sales prices decreased 18 percent due to excess fiber availability.

Real Estate

Real Estate segment revenues totaled $14.8 million in Q3 2011 compared to $19.0 million in Q2 2011 and $32.3 million in Q3 2010. Operating income for the segment was $9.9 million in Q3 2011 compared to $11.0 million in Q2 2011 and $9.8 million in Q3 2010. The third and final phase of a non-strategic/rural real estate sale in Idaho occurred during Q3 2011. This phase of the sale was 5,912 acres, resulting in revenues of $9.1 million. In Q3 2010, a large sale of approximately 41,700 acres of non-strategic timberland in Wisconsin and Arkansas resulted in revenues of $28.7 million. Demand for real estate remains steady, as a total of 33 rural recreational, HBU and non-strategic timberland transactions closed in Q3 2011.

Wood Products

The Wood Products segment reported operating income of $2.9 million in Q3 2011 compared to $2.8 million in Q2 2011 and an operating loss of $0.6 million in Q3 2010. A positive mark to market adjustment in Q3 2011 related to lumber hedges offset the impact of lower sales prices compared to Q2 2011.

•	Lumber shipments in Q3 2011 were 9 percent and 2 percent higher compared to Q2 2011 and Q3 2010, respectively, due to increased demand between the periods.

•

Lumber sales prices in Q3 2011 decreased 2 percent from Q2 2011 due to continued weak demand for building products. Lumber sales prices in Q3 2011 increased 10 percent over Q3 2010, primarily due to a Q3 2010 drop in prices after a strong price increase in Q2 2010.

•	In Q3 2011, the segment recorded a $2.0 million benefit from lumber hedges, compared to a $2.4 million benefit in Q2 2011.

Corporate

Corporate expenses, including interest expense, were $11.2 million in Q3 2011 compared to $12.1 million in Q2 2011 and $12.9 million in Q3 2010. Included in the Q3 2011 corporate expense is a non-cash benefit of $0.9 million for a mark to market adjustment for company stock in our deferred compensation plans, compared to non-cash benefits of $1.3 million in Q2 2011 and $0.1 million in Q3 2010. The remainder of the favorable variance in Q3 2011 was due to generally lower corporate administrative expenses compared with both prior periods.

Dividend Distribution

During the third quarter, Potlatch paid a regular quarterly cash distribution on the company’s common stock of $0.51 per share.

OUTLOOK

“We continue to experience the impact of the weak domestic housing market that is limiting demand for both our logs and manufactured wood products,” said Mr. Covey. “Unfortunately, a large customer in Arkansas recently idled its facility at the end of the third quarter, which will further lower sawlog demand and corresponding pricing in our Southern region. Fortunately, excluding cedar sawlog pricing and demand which are under pressure, the mixed sawlog market in Idaho generally remains firm, as the region continues to indirectly benefit from Chinese demand. In total, we now expect our 2011 harvest to be approximately 4.1 million tons, as we have elected to defer roughly 100,000 tons of Southern sawlog harvest this year due to weak market conditions. In our Wood Products business, we expect lumber prices to soften through the end of the year due to typical seasonal factors. Nonetheless, we expect the segment to remain cash flow positive for the fourth quarter. We expect results from our Real Estate business to remain solid and see continued strong demand for our recreational real estate, HBU and non-strategic timberland properties. Our balance sheet remains strong with $81 million in cash and short-term investments,” concluded Mr. Covey.

CONFERENCE CALL INFORMATION

A live conference call and webcast will be held today, October 24, 2011, at 9 a.m. Pacific Time (noon Eastern Time). Investors may access the webcast at www.potlatchcorp.com by clicking on the Investor Resources link or by conference call at 1-866-393-8403 for U.S./Canada and 1-706-679-7929 for international callers. Participants will be asked to provide conference I.D. number 14080455. Supplemental materials that will be discussed during the call are available on the website.

A telephone replay of the conference call will be available until October 31, 2011, by calling 1-855-859-2056 for U.S./Canada or 1-404-537-3406 for international callers. Callers must enter conference I.D. number 14080455 to access the replay.

ABOUT POTLATCH

Potlatch is a Real Estate Investment Trust (REIT) with approximately 1.45 million acres of timberland in Arkansas, Idaho and Minnesota. Potlatch, a verified forest practices leader, is committed to providing superior returns to stockholders through long-term stewardship of its forest resources. The company also conducts a land sales and development business and operates wood products manufacturing facilities through its taxable REIT subsidiary.

FORWARD-LOOKING STATEMENTS

This press release contains certain forward-looking statements within the meaning of the Private Litigation Reform Act of 1995 as amended, including without limitation, statements about our expectations regarding future company performance, direction of markets, domestic housing starts, business conditions in our Resource and Wood Products segments, log and lumber exports to China, Southern harvest deferrals, Idaho harvest levels, total 2011 harvest levels, log pricing, lumber pricing, performance of Wood Products segment, the demand and interest in non-strategic timberlands and rural recreational real estate and HBU lands, Real Estate business results, our balance sheet and similar matters. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change, and actual results may differ materially from the forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, changes in timberland values; changes in timber harvest levels on the company’s lands; changes in log prices and demand; changes in policy regarding governmental timber sales; changes in the United States and international economies; changes in the level of construction activity; changes in China demand; changes in tariffs, quotas and trade agreements involving wood products and logs; changes in demand for our products; changes in production and production capacity in the forest products industry; competitive pricing pressures for our products; unanticipated manufacturing disruptions; changes in general and industry-specific environmental laws and regulations; unforeseen environmental liabilities or expenditures; weather conditions; changes in raw material and other costs; the ability to satisfy complex rules in order to remain qualified as a REIT; changes in tax laws that could reduce the benefits associated with REIT status; and other risks and uncertainties described from time to time in the company’s public filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release and the company does not undertake to update any forward-looking statements.

###

Potlatch Corporation

Consolidated Condensed Statements of Operations

Unaudited (Dollars in thousands, except per-share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues	$152,891	$158,877	$387,494	$393,273

Costs and expenses:
Cost of goods sold	108,420	122,205	287,473	304,994
Selling, general and administrative expenses	7,837	10,062	28,469	27,908
Asset impairment charge	1,180	—	1,180	—

	117,437	132,267	317,122	332,902

Earnings from continuing operations before interest and taxes	35,454	26,610	70,372	60,371
Interest expense, net	(6,632)	(6,858)	(21,123)	(21,035)

Earnings from continuing operations before taxes	28,822	19,752	49,249	39,336
Income tax provision	(3,223)	(1,588)	(7,505)	(7,960)

Earnings from continuing operations	25,599	18,164	41,744	31,376

Discontinued operations, net of tax	—	(84)	—	(358)

Net earnings	$25,599	$18,080	$41,744	$31,018

Earnings per common share from continuing operations
Basic	$0.64	$0.45	$1.04	$0.79
Diluted	0.63	0.45	1.03	0.78
Loss per common share from discontinued operations
Basic	$—	$—	$—	$(0.01)
Diluted	—	—	—	(0.01)
Net earnings per common share:
Basic	$0.64	$0.45	$1.04	$0.78
Diluted	0.63	0.45	1.03	0.77
Average shares outstanding (in thousands):
Basic	40,187	40,000	40,147	39,954
Diluted	40,380	40,234	40,360	40,194

Potlatch Corporation

Consolidated Condensed Balance Sheets

Unaudited (Dollars in thousands, except per-share amounts)

	September 30, 2011	December 31, 2010
Assets
Current assets:
Cash	$6,217	$5,593
Short-term investments	74,690	85,249
Receivables, net	26,880	21,278
Inventories	26,369	24,375
Other assets	24,335	25,299

Total current assets	158,491	161,794
Property, plant and equipment, net	61,260	67,174
Timber and timberlands, net	463,850	475,578
Deferred tax assets	39,784	49,054
Other assets	29,224	28,111

	$752,609	$781,711

Liabilities and Stockholders’ Equity
Current liabilities:
Current installments on long-term debt	$21,661	$5,011
Accounts payable and accrued liabilities	64,194	61,021

Total current liabilities	85,855	66,032
Long-term debt	344,676	363,485
Liability for pensions and other postretirement employee benefits	113,608	129,124
Other long-term obligations	18,222	18,631
Stockholders’ equity	190,248	204,439

	$752,609	$781,711

Stockholders’ equity per common share	$4.73	$5.11
Working capital	$72,636	$95,762
Current ratio	1.8:1	2.5:1

Potlatch Corporation

Consolidated Condensed Statements of Cash Flows

Unaudited (Dollars in thousands)

	Nine Months Ended September 30,
	2011	2010
Cash Flows From Continuing Operations
Net earnings	$41,744	$31,018
Adjustments to reconcile net earnings to net operating cash flows from continuing operations:
Depreciation, depletion and amortization	22,916	23,857
Basis of real estate sold	10,053	25,492
Change in deferred taxes	7,506	8,801
Loss (gain) on disposition of property, plant and equipment	(106)	1,102
Employee benefit plans	(1,589)	(4,326)
Equity-based compensation expense	3,144	2,844
Asset impairment	1,180	—
Loss from discontinued operations	—	358
Proceeds from sales deposited with a like-kind exchange intermediary	—	(260)
Funding of qualified pension plans	(9,400)	—
Working capital changes	(3,342)	(4,876)

Net cash provided by operating activities from continuing operations	72,106	84,010

Cash Flows From Investing
Decrease (increase) in short-term investments	10,559	(12,160)
Additions to property, plant and equipment	(4,163)	(3,384)
Additions to timber and timberlands	(7,915)	(7,274)
Proceeds from disposition of property, plant and equipment	185	3,110
Other, net	(1,564)	(1,670)

Net cash used for investing activities from continuing operations	(2,898)	(21,378)

Cash Flows From Financing
Distributions to common stockholders	(61,458)	(61,161)
Change in long-term debt	(5,011)	(10)
Issuance of common stock	1,230	1,664
Change in book overdrafts	(1,377)	3,778
Deferred financing costs	(343)	(194)
Employee tax withholdings on equity-based compensation	(1,610)	(2,075)
Other, net	(15)	83

Net cash used for financing activities from continuing operations	(68,584)	(57,915)

Cash flows provided by continuing operations	624	4,717
Cash flows used for discontinued operations	—	(867)

Increase in cash	624	3,850
Cash at beginning of period	5,593	1,532

Cash at end of period	$6,217	$5,382

Certain 2010 amounts have been reclassified to conform to the 2011 presentation.

Potlatch Corporation

Highlights

Unaudited (Dollars in thousands, except per-share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Cash distributions per common share	$0.51	$0.51	$1.53	$1.53

Segment Information

Unaudited (Dollars in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2011	2010	2011	2010
Revenues
Resource	$86,770	$77,448	$172,587	$172,716
Real Estate	14,809	32,254	46,808	46,157
Wood Products	69,239	64,897	204,343	209,832

	170,818	174,599	423,738	428,705
Intersegment revenues - Resource	(17,927)	(15,722)	(36,244)	(35,432)

Total consolidated revenues	$152,891	$158,877	$387,494	$393,273

Operating income
Resource	$25,598	$24,336	$47,208	$49,283
Real Estate	9,929	9,788	29,295	16,803
Wood Products	2,896	(608)	8,548	10,576
Eliminations and adjustments	1,634	(895)	4,160	1,678

	40,057	32,621	89,211	78,340
Corporate	(11,235)	(12,869)	(39,962)	(39,004)

Earnings from continuing operations before taxes	$28,822	$19,752	$49,249	$39,336

Depreciation, depletion and amortization
Resource	$6,519	$6,886	$13,851	$15,889
Real Estate	21	—	21	—
Wood Products	1,925	2,018	5,906	6,188

	8,465	8,904	19,778	22,077
Corporate	627	595	3,138	1,780

Total depreciation, depletion and amortization	$9,092	$9,499	$22,916	$23,857

Basis of real estate sold - Real Estate	$2,714	$20,779	$13,287	$25,492
Eliminations and adjustments	(3,234)	—	(3,234)	—

Total basis of real estate sold - Real Estate	$(520)	$20,779	$10,053	$25,492